================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Union Pacific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Union Pacific Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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



               [LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]

DICK DAVIDSON
CHAIRMAN
                                        March 11, 1998

 Dear Fellow Shareholder:

    At last year's Annual Meeting, my first as Chief Executive Officer, we were actively tackling the integration of the Southern Pacific into Union Pacific, confident of quickly realizing the tremendous synergy of the combined railroads. Since then, we have experienced a number of unprecedented challenges, and as this year's Annual Meeting approaches, I want to update you on current developments and assure you that our Company is resilient and has a great future.

    We know from hearing from many of you that you are concerned by our recent announcements on expectations for a first quarter loss and our Board's actions to reduce the dividend and authorize the offering of equity-related securities. Due to the long lead time required for printing, these events are not described in our Annual Report to Share- holders. We want to take this opportunity to advise you of these actions.

    On February 26, we presented to our Board of Directors a comprehensive financial plan for raising much-needed funds. This plan includes lowering our dividend and issuing equity-related securities at a later date. We sincerely regret not being able to maintain our dividend at the former level for our shareholders, but we have concluded that it is critical to make the investment necessary to meet the needs of our customers and to ensure the long-term growth of our Company. Lowering the dividend, along with the equity-related offering, will raise a substantial amount of capital to help alleviate any cash flow shortfall. We know these are strong measures, but it is absolutely essential that this Company provide the funds needed for capital spending on the Railroad's critical merger- related projects, especially in the Texas-Louisiana area. This will also help underwrite needed rail yard expansions, double and triple tracking of key rail corridors and other facilities improvements critical to the Railroad's overall plan to strengthen rail infrastructure and provide improvements necessary to meet long-term service and capacity require-ments. The Board concurred in these recommendations and shares our conviction that these actions are necessary to ensure the growth and future well being of the Company.

    As I expressed earlier, we regret the immediate impact of these actions on our shareholders who have provided greatly appreciated strong support for our actions, particularly over the past several years. We ask for your continued support and under- standing as we work to fix our operations and to restore the confidence our shareholders and customers have in our ability to provide good financial returns and the best rail service in the business. Our customers, our investors and our employees deserve nothing less, and success in our efforts will benefit everyone.

    We hope that you will join us for our Annual Meeting of Shareholders at Little America, 500 S. Main Street, Salt Lake City, on April 17. We look forward to discussing our plans in more detail and answering any questions you may have.


                                          Sincerely,

                                          [SIGNATURE OF DICK DAVIDSON APPEARS
                                          HERE]

                                                       NOTICE OF ANNUAL MEETING
[LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]                OF SHAREHOLDERS

   1717 Main Street
   Suite 5900
   Dallas, TX 75201-4605

   To the Shareholders:                                         March 11, 1998

     You are hereby notified that the 1998 Annual Meeting of Shareholders of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 17, 1998 for the following purposes:

     (1) to elect 10 directors, each to serve for a term of one year;

     (2) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company; and

   to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 6, 1998 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting in person.

                                           CARL W. VON BERNUTH
                                           Senior Vice President,
                                           General Counsel and Secretary

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
    (THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED
                                    STATES.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1998

                                                                 March 11, 1998

  This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 17, 1998 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 11, 1998.

  The close of business on February 6, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 247,253,540 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

  Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

  All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

  The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

SHAREHOLDER PROPOSALS

  Shareholders desiring to submit a proposal for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 11, 1998.

                         (1) ELECTION OF 10 DIRECTORS

  Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 10 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 10 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under "Certain Relationships and Related Transactions-Agreement with Anschutz Shareholders".

  As this is the final year of the transition from a classified Board to the election of the entire Board annually, four members of the Board will continue in office. At the 1999 Annual Meeting, the entire Board will be up for election.

  As of February 6, 1998 all directors and executive officers as a group beneficially owned 17,083,337 shares of Common Stock, representing 6.91% of the outstanding Common Stock, of which 2,858,202 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days pursuant to stock options. No director or nominee for director other than Mr. Anschutz beneficially owned more than 0.39% of the outstanding Common Stock. Mr. Anschutz beneficially owns 5.27% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

  The following tables set forth certain information on the nominees for director and the directors continuing in office, including Common Stock beneficially owned as of February 6, 1998 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts for non-employee directors credited to their Stock Unit Accounts. See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC     UPC
                       OR EMPLOYMENT                        UNITS   SHARES
               -----------------------------                ----- ----------
Phillip F. Anschutz                                         1,330 13,023,213(a)
 Chairman of the Board, Chief Executive Officer and a di-
  rector, The Anschutz Corporation and Anschutz Company
  (the
  corporate parent of The Anschutz Corporation), energy,
  transportation, communications and real estate, Denver,
  Colorado. Director and Vice Chairman of the Company since
  1996. Director, Forest Oil Corporation, Qwest Communica-
  tions International Inc. Age 58.
Robert P. Bauman                                              377      3,785
 Chairman, British Aerospace p.l.c., aircraft and aerospace
  manufacturer, and Deputy Chairman, BTR p.l.c., manufac-
  turing and engineering, London, England. Director, CIGNA
  Corporation, Morgan Stanley, Dean Witter, Discover & Co.,
  Reuters Holdings p.l.c. Director of the Company since
  1987. Age 66.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC     UPC
                       OR EMPLOYMENT                        UNITS   SHARES
               -----------------------------                ----- ----------
Richard K. Davidson                                            --    960,773(b)
 Chairman, President and Chief Executive Officer of the
  Company and Chairman and Chief Executive Officer of Union
  Pacific Railroad Company, a subsidiary of the Company.
  Director, CalEnergy Company, Inc., The B. F. Goodrich
  Company. Director of the Company since 1994. Age 56.
Spencer F. Eccles                                             923      9,785(c)
 Chairman and Chief Executive Officer, First Security Cor-
  poration, bank holding company, Salt Lake City, Utah. Di-
  rector, Anderson Lumber Co., First Security Bank, N.A.,
  Zion's Cooperative Mercantile Institution. Director of
  the Company since 1976. Age 63.
Elbridge T. Gerry, Jr.                                      1,338      4,672(d)
 Partner, Brown Brothers Harriman & Co., bankers, New York,
  N.Y. Director of the Company since 1986. Age 64.
William H. Gray, III                                        1,002      2,069
 President and Chief Executive Officer, United Negro Col-
  lege Fund, Inc. (dba The College Fund/UNCF), educational
  assistance, Fairfax, Virginia. Director, The Chase Man-
  hattan Corporation, Electronic Data Systems Corp., MBIA
  Inc., The Prudential Insurance Company of America,
  Rockwell International Corporation, Warner-Lambert Compa-
  ny, Westinghouse Electric Corporation. Director of the
  Company since 1991. Age 56.
Judith Richards Hope                                          785      4,385
 Senior Counsel, Paul, Hastings, Janofsky & Walker, law
  firm, Los Angeles, California, New York, N.Y. and Wash-
  ington, D.C. Director, General Mills, Inc., Zurich Insur-
  ance Companies--American Division. Member, The Harvard
  Corporation (The President and Fellows of Harvard Col-
  lege). President, International Law Institute. Director
  of the Company since 1988. Age 57.

                                                               EQUITY OWNERSHIP
                                                               ----------------
                NAME AND PRINCIPAL OCCUPATION                   UPC     UPC
                        OR EMPLOYMENT                          UNITS   SHARES
                -----------------------------                  ----- ----------
Richard J. Mahoney                                             1,082      3,196
 Retired Chairman and Chief Executive Officer, Monsanto Com-
  pany, agricultural, pharmaceutical and food products, St.
  Louis, Missouri. Distinguished Executive in Residence, Cen-
  ter for the Study of American Business, Washington Universi-
  ty, St. Louis, Missouri. Advisory Director, Metropolitan
  Life Insurance Company. Director of the Company since 1991.
  Age 64.
John R. Meyer                                                  1,230      8,943
 Professor Emeritus, Harvard University, Cambridge, Massachu-
  setts. Director, ACNielsen Corporation, The Dun & Bradstreet
  Corporation. Trustee, Mutual Life Insurance Company of New
  York. Director of the Company since 1978. Age 70.
Richard D. Simmons                                               965      4,638
 Retired President, International Herald Tribune, communica-
  tions, Washington, D.C. Director, J. P. Morgan & Co. Incor-
  porated, Morgan Guaranty Trust Company of New York, The
  Washington Post Company, World Web Limited. Director of the
  Company since 1982. Age 63.

---------
(a) See "Security Ownership of Certain Beneficial Owners".
(b) Includes 776,918 shares of Common Stock subject to presently exercisable stock options and 46,016 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
(c) Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles' family.
(d) Mr. Gerry also has shared voting or investment power with respect to 467,352 shares held in family trusts.
---------

                        DIRECTORS CONTINUING IN OFFICE

  The following directors are continuing in office for a term expiring in 1999 or until their successors are elected.

                                                                  EQUITY
                                                                 OWNERSHIP
                                                               -------------
                NAME AND PRINCIPAL OCCUPATION                   UPC    UPC
                        OR EMPLOYMENT                          UNITS SHARES
                -----------------------------                  ----- -------
Richard B. Cheney                                              1,568   2,185
 Chairman and Chief Executive Officer, Halliburton Company,
  specialized services for the petroleum industry, Dallas,
  Texas. Director, Electronic Data Systems Corp., The Procter
  & Gamble Company. Director of the Company since 1993. Age
  57.
E. Virgil Conway                                               1,068  17,785
 Chairman and a member of the Board, Metropolitan Transporta-
  tion Authority, public transportation, New York, N.Y. Direc-
  tor, Accuhealth, Inc., Centennial Insurance Company, Trism,
  Inc. Trustee, Atlantic Mutual Insurance Company, Consoli-
  dated Edison Company of New York, Inc., HRE Properties, Mu-
  tual Funds Managed by Phoenix Duff & Phelps. Director of the
  Company since 1978. Age 68.
L. White Matthews, III                                            -- 537,843(a)
 Executive Vice President-Finance of the Company. Member, Fi-
  nancial Accounting Standards Advisory Council. Director of the Company since 1994. Age 52.
Thomas A. Reynolds, Jr.                                        3,385   8,785
 Chairman Emeritus, Winston & Strawn, law firm, Chicago, Illi-
  nois, New York, N.Y. and Washington, D.C. Director, Gannett
  Co., Inc. Director of the Company since 1989. Age 69.

---------
(a) Includes 394,579 shares of Common Stock subject to presently exercisable stock options and 44,616 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
---------

  All directors continuing in office are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

  Except for the directors listed below, each of the directors named in the preceding tables has held the indicated office or position in his or her principal occupation for at least five years. Each of the directors listed below held the earliest indicated office or position as of at least five years ago.

  Mr. Philip F. Anschutz also served as President of The Anschutz Corporation and Anschutz Company until December 1996, President and Chief Executive Officer of Southern Pacific Rail Corporation until 1993 and Chairman and a director of Southern Pacific Rail Corporation until September 1996. Mr. Robert
P. Bauman was Chief Executive of SmithKline Beecham p.l.c. through April 1994 and since such date has been non-executive Chairman of British Aerospace p.l.c. Mr. Bauman has also been Deputy Chairman of BTR p.l.c. since October 1997. Mr. Richard B. Cheney served as Secretary of Defense through January 20, 1993, Senior Fellow, American Enterprise Institute, from 1993 through September 30, 1995, President and Chief Executive Officer of Halliburton Company from October 1 through December 31, 1995, Chairman, President and Chief Executive Officer of Halliburton from July 1, 1996 through May 30, 1997 and Chairman and Chief Executive Officer of Halliburton from May 31, 1997 to present. Mr. Richard K. Davidson was Chairman and Chief Executive Officer of the Railroad until August 15, 1995, Chairman of the Railroad until November 6, 1996 and Chairman and Chief Executive Officer of the Railroad since such date. Mr. Davidson has also been President of the Company since May 26, 1994, President and Chief Operating Officer of the Company since November 1, 1995 and Chairman, President and Chief Executive Officer of the Company since January 1, 1997. Mrs. Judith Richards Hope was Senior Partner of Paul, Hastings, Janofsky & Walker through April 1997 and since such date has been Senior Counsel to such firm. Mr. Richard J. Mahoney was Chairman and Chief Executive Officer of Monsanto Company through March 31, 1995, Chairman of the Executive Committee and a director of Monsanto through March 1996 and since April 1, 1995 has been Distinguished Executive in Residence at Washington University in St. Louis. Mr. Richard D. Simmons was President of International Herald Tribune through March 31, 1996.

  James D. Robinson, III, has regretfully decided not to stand for re-election at the 1998 Annual Meeting, and his service as a director of the Company will end at that time.

The Board of Directors acknowledges, with deep appreciation, the significant contributions to the growth and prosperity of the Company made by Mr. Robinson during his more than 19 years of service and wishes Mr. Robinson continued success in his future endeavors. Mr. Robinson's expertise, concise counsel and sincere dedication to the oversight and affairs of the Company will be sorely missed.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company received in 1997 an annual retainer of $60,000, $6,000 of which was required to be invested in the Stock Unit Account referred to below, plus expenses. Beginning with the second quarter of 1998, $30,000 of such retainer will be required to be invested in the Stock Unit Account. In addition, Chairs of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Income Account referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Income Account or a Stock Unit Account. The Accounts are unfunded, unsecured obligations of the Company. The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by eight directors during 1997 totaled $267,000.

  Directors who are not employees of the Company receive $10 million of excess liability insurance coverage and have elected to receive $100,000 of term life insurance for which the Company paid total premiums of approximately $1,650 for each director in 1997. Directors may also elect to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Retired directors are also eligible to participate in a contributory medical program.

  Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Cheney, Conway, Eccles, Gerry, Gray, Hope, Mahoney, Meyer, Reynolds, Robinson and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Future non-employee directors will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above. The amount of the credit was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. Such credit would be equal to 1,308 Stock Units based on a Company Common Stock price of $65 per share. Current directors will continue to be eligible for the $36,000 annual pension. However, current directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

  As part of its overall program to promote charitable giving, the Company has established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company has purchased $1 million of life insurance on each incumbent director, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation.

  Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, each individual who was a non-employee director on May 28, 1992, has received, and each individual elected as a non-employee director thereafter has received or will receive, an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. As used above, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

GOVERNANCE OF THE COMPANY

  In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

  During 1997, the Board of Directors met eight times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 95%.

COMMITTEES OF THE BOARD

Executive Committee

  The current members of the Executive Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Robert P. Bauman, E. Virgil Conway, Richard K. Davidson, Judith Richards Hope, L. White Matthews, III, and John R. Meyer.

  The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 1997.

Audit Committee

  The current members of the Audit Committee are Judith Richards Hope (Chair), Richard B. Cheney, Spencer F. Eccles, John R. Meyer, Thomas A. Reynolds, Jr., and Richard D. Simmons.

  The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without senior financial management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met three times in 1997.

Finance Committee

  The current members of the Finance Committee are John R. Meyer (Chair), Philip F. Anschutz, Spencer F. Eccles, Elbridge T. Gerry, Jr., William H. Gray, III, Judith Richards Hope, Richard J. Mahoney and James D. Robinson, III.

  The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 1997.

Compensation and Benefits Committee

  The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chair), Robert P. Bauman, Richard B. Cheney, William H. Gray, III, Thomas A. Reynolds, Jr., James D. Robinson, III and Richard D. Simmons.

  The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's Executive Incentive and Stock Option and Retention Stock Plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for recommending and reviewing all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See Pages 21-26 for the Committee's report on 1997 compensation and stock ownership programs. The Committee met three times in 1997.

Corporate Governance and Nominating Committee

  The current members of the Corporate Governance and Nominating Committee are Robert P. Bauman (Chair), Philip F. Anschutz, Richard B. Cheney, Elbridge T. Gerry, Jr., and Richard J. Mahoney.

  The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at the Annual Meetings of Shareholders or to fill such Board vacancies as may occur during the year.

  The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee also assesses and refines on an ongoing basis the process of CEO evaluation and coordinates with the Compensation and Benefits Committee on implementation.

  The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the

Annual Meeting of Shareholders and include sufficient biographical material to permit an appropriate evaluation. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met three times in 1997.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

  The Board has adopted and refined from time to time the guidelines and policies set forth below, and they are published herein to inform shareholders of the Board's thinking with respect to selected corporate governance issues considered to be of significance to shareholders. The Board, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to ensure the effective and efficient governance of the Company.

  Board Meeting Agendas. The Board permits the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

  Distribution of Board Materials. The Board recommends that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

  Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

  Board Size. The Board has determined that the necessary steps should be taken over time to reach a Board size of 12 to 14 members. The Board will be at 14 members following this year's Annual Meeting.

  Board Independence. The Board has established the criteria that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

  CEO Service on Outside Boards. The Board recommends that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

  New Director Orientation. The Board requests that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

  Board Committee Meeting Agendas. The Board recommends the inclusion of items on Board Committee agendas as developed by the departments of the Company that administer the area of responsibility charged to each committee, and permits committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

  Board Member Compensation. The Board considers it desirable that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Corporate Governance and Nominating Committee. The Board had set a goal that 50% of the annual retainer should be paid in common stock equivalents and instituted this policy beginning with the second quarter of 1998. The Corporate Governance and Nominating Committee recommended in February 1998, and the Board approved, amending the Stock Unit Grant and Deferred Compensation Plan, effective with payment of the second quarter retainer in July 1998, to require that the amount of the annual retainer that is required to be invested in each director's Stock Unit Account be increased from 10% to 50%, with the result that each director will receive an annual amount of $30,000 cash unless otherwise deferred and quarterly credits totaling a minimum of $30,000 annually to the Stock Unit Account.

  Board Member Pensions. The Board eliminated the non-employee director pension plan for directors who begin service after January 1996. New directors are to receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

  Board Member Equity Ownership Target. The Board recommends that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

  Evaluation of the Chairman and CEO. The Corporate Governance and Nominating Committee, in conjunction with the Compensation and Benefits Committee, in 1997 modified the practice previously utilized by the Board and developed a written procedure, including a Mission Statement for the Chairman and CEO, which was presented to and confirmed by the full Board, for evaluating the Chairman and CEO. This process involves the distribution of a questionnaire and business objectives summary to all non-employee directors prior to the January Board meeting. The questionnaire provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary become the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an Executive Session of the Board, without the CEO or any member of management present, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the Executive Session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Compensation and Benefits Committee then review with the CEO his performance and any recommended areas for improvement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 1997. A form filed on behalf of Dennis J. Duffy, Senior Vice President-Safety Assurance and Compliance Process of the Railroad, inadvertently omitted certain beneficial holdings of the Company's Common Stock held by Mr. Duffy. This omission was promptly corrected after it was discovered and an amended filing was made in February 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information known to the Company as of February 6, 1998 regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

       NAMES AND ADDRESSES      NUMBER OF SHARES OF COMMON PERCENT OF
      OF BENEFICIAL OWNERS       STOCK BENEFICIALLY OWNED    CLASS
      --------------------      -------------------------- ----------
   Philip F. Anschutz                   13,023,213(a)        5.27%
   555 17th Street, Suite 2400
   Denver, Colorado 80202
   The Anschutz Corporation             12,495,274           5.05%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

---------
(a) Includes 1,785 shares granted to Mr. Anschutz under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, 12,495,274 shares owned by The Anschutz Corporation and 526,154 shares owned by Anschutz Foundation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation, and is a director of the Anschutz Foundation.
---------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement with Anschutz Shareholders

  In connection with the Company's acquisition (the Acquisition) of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company would elect Mr. Anschutz, or another individual selected by TAC and reasonably acceptable to the Board of Directors of the Company (such individual being referred to as the Anschutz Designee), as a director of the Company. In accordance with the terms of the Anschutz Shareholders Agreement, Mr. Anschutz was elected to the Board in September 1996. Currently, Mr. Anschutz beneficially owns 5.27% of the Company's outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners".

  Pursuant to the Anschutz Shareholders Agreement, following the initial appointment of the Anschutz Designee as a director, until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances), the Company has agreed to include the Anschutz Designee in the Board's slate of nominees for the election of directors at its annual meetings of shareholders and to recommend the election of the Anschutz Designee as a director. In accordance with this Agreement, Mr. Anschutz is included on the Company's slate of nominees for director at the upcoming Annual Meeting of Shareholders. The Company also has agreed to (i) appoint Mr. Anschutz, but not any other Anschutz Designee, as Vice Chairman of the Board of Directors with such duties as shall be assigned by the Board or the Chairman of the Board, and (ii) appoint the Anschutz Designee, subject to certain conditions, as a member of the Executive, Finance and Compensation and Benefits Committees of the Board. However, the Company is not obligated to cause the Anschutz Designee to become a member of the Compensation and Benefits Committee of the Board if, and only for so long as, in the opinion of tax counsel for the Company, the membership of the Anschutz Designee on such Committee would be likely to cause the disallowance of any federal income tax deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.
Section 162(m) requires that all members of a compensation committee qualify as "outside directors" in order for a publicly held company to obtain a deduction for certain performance-based compensation awarded to senior executive officers; the Company believes that Mr. Anschutz, by virtue of his having been an officer of Southern Pacific, would not qualify as an "outside director" under regulations issued under Section 162(m). Accordingly, after consummation of the Acquisition in September 1996, Mr. Anschutz has been appointed Vice Chairman of the Company's Board of Directors and was appointed as a member of the Executive, Finance, and Corporate Governance and Nominating Committees of the Board.

  Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors (Voting Securities).

  The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of Voting Securities; the solicitation of proxies with respect to Voting Securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; seeking to control or influence the management, Board or policies of the Company; and the disposition of Voting Securities. In addition, during such "standstill" period, the Anschutz Shareholders have agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion.

Transactions Involving Anschutz Shareholders and Affiliates

  TAC and Southern Pacific Transportation Company (SPTC) were parties to an agreement dated as of November 1, 1988, as amended, which required TAC to provide management services with respect to SPTC's various mineral interests, including oil and gas, hard minerals and water rights. SPTC merged with the Railroad on February 1, 1998. The agreement was terminated, and TAC ceased providing services thereunder, in February 1998. The total amount paid or accrued for 1997 with respect to this contract was approximately $780,000.

  Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, which agreement replaced previous agreements between ANSCO and SP's railroad subsidiaries assumed by the Railroad upon the merger of such subsidiaries into the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad's rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental of $23,653.50 (subject to annual adjustment) based on the Railroad's usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars at an annual rental of $20,500 (subject to annual adjustment). Compensation paid or accrued to the Railroad during 1997 under these agreements totaled approximately $395,000.

  SPTC and Southern Pacific Telecommunications Company, an affiliate of TAC, are parties to a 1990 agreement under which SPTC agreed to sublease office space and communications equipment. The total amount paid by SPTC under this agreement in 1997 was approximately $74,000.

  SPTC and Anschutz Marketing and Transportation Company (AMT), an affiliate of TAC, were parties to a 1991 agreement under which AMT handled the procurement of diesel fuel supplies, primarily from outside suppliers, for SP for a monthly fee plus a specified percentage of any savings obtained by AMT (based upon SP's historical costs as compared to published indices). This agreement was terminated by SPTC, effective as of April 30, 1997, for a fee of $300,000. The total amount paid to AMT under this agreement in 1997 was approximately $1,596,000, including the $300,000 termination fee. In addition, AMT sold approximately $169,000 worth of diesel fuel to SP in 1997.

  SP entered into an arrangement with AMT in 1994 under which AMT performed the inventory control function at SP's fixed fueling facilities. Charges for these services were determined on a cents per gallon of throughput basis. This agreement was terminated by SP, effective as of April 1, 1997. The total amount paid to AMT under this agreement in 1997 was approximately $314,000.

  Pacific Pipeline System, Inc. (Pacific Pipeline), a majority-owned subsidiary of Anschutz Company, began construction of a crude oil pipeline on a portion of SPTC's right-of-way between Santa Clarita and Los Angeles/Long Beach, California on August 18, 1997. The pipeline is covered by an easement agreement between SPTC and Pacific Pipeline dated April 1, 1992, which provides for compensation to SPTC at market rates for the use of its right-of-way and requires commencement of construction within five years of the date of the agreement. Effective as of June 28, 1996, SPTC renegotiated the easement agreement to revise the alignment of the original easement and restructure the rental rate. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. This opinion was reaffirmed at the time of the amendment in June 1996. Since construction was not begun within the original five-year period, the five-year period was extended upon payment of a fee by Pacific Pipeline. The total amount paid to SPTC by Pacific Pipeline under this agreement in 1997 was approximately $1,426,000, which included a payment of approximately $72,000 for extension of the period within which construction must commence plus a prorated annual rental payment of approximately $1,354,000. The total amount expected to be paid by Pacific Pipeline under the agreement in 1998 is approximately $3,742,000.

  During 1997, the Railroad, as successor in interest to certain SP subsidiaries, purchased video conferencing services and leased fiber optic circuits for its communications network from Qwest Communications Corporation (QWEST), an affiliate of TAC. The total amount paid or accrued for these services in 1997 was approximately $567,000. The Railroad billed QWEST approximately $3,533,000 for easement rentals and other miscellaneous real estate rentals and approximately $3,433,000 for reimbursement of expenses related to the construction, operation and maintenance of a QWEST fiber optic system along approximately 3,500 miles of the Railroad's right-of-way during 1997.

Other Business Relationships

  The Company contracts with Brown Brothers Harriman & Co. (BBH) to manage a portion of the Company's pension funds held in trust, for which BBH received in 1997 approximately $113,850 paid from pension assets. Elbridge T. Gerry, Jr. is a partner of BBH. The Company may continue to use BBH for such services in 1998.

  Judith Richards Hope is Senior Counsel to Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 1997 and 1998.

Indebtedness of Management

  In February 1997, pursuant to the employment contract described in the "Summary Compensation Table" section, the Company conditionally forgave the remaining $400,000 balance of a loan to Jerry R. Davis, the current President and Chief Operating Officer of the Railroad, in connection with his employment and move to the Railroad's headquarters in Omaha. The loan, originally in the amount of $600,000, was extended to Mr. Davis in 1995 by SP for the purchase of a residence in the Denver area. The interest-free loan was to be forgiven in equal annual amounts over a period of three years beginning March 1, 1996 and concluding March 1, 1998. Pursuant to the terms of his employment contract, if Mr. Davis had resigned prior to March 1, 1998, he would have been required to repay $200,000 of the loan forgiveness accelerated by his move to Omaha.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Benefits Committee includes the following non-employee directors: Robert P. Bauman, Richard B. Cheney, E. Virgil Conway, William H. Gray, III, Thomas A. Reynolds, Jr., James D. Robinson, III, and Richard D. Simmons.

  The Railroad has a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges and paid approximately $885,600 to such firm during 1997 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company. The Committee offers the following report on its decisions concerning compensation for 1997.

  The Committee's objective is to develop and oversee total compensation programs that provide competitive annual compensation and the opportunity for above average long-term compensation tied to the creation of shareholder value. The Committee believes that superior performance by the Company's executive and management team is essential to maximize shareholder value. This performance will be achieved only if the Company is able to attract outstanding talent, motivate its executive team through incentives tied to the creation of shareholder value, and retain and reward its executives through a competitive compensation program.

  The Committee administers a performance-based executive compensation program consisting of two elements, annual compensation and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

  Total annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, between 20% and 75% of total annual compensation will be at risk. The Committee reviews each executive officer's salary taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for comparable positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgement using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives including salary and bonus will be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on Page 33 of this Proxy Statement as well as industrial companies of a similar size in different lines of business with which the Company competes for first-rate executive talent.

  Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder approved formula tied to return on equity
(ROE) and net income. The account is credited only in years where the results from continuing operations of the Company produce a return on average annual shareholder's equity, before accounting changes, of at least 10%. A 10% ROE allows 1.5% of net income to be credited to the reserve fund. An ROE of 12% or greater allows crediting 3% of net income, the maximum amount, to the fund. ROE between 10% and 12% adds, to the base 1.5% credit, .075% of net income for each .1% of ROE over 10%. The Board of Directors may credit to the reserve account all or a portion of the amount produced by this formula. Some portion of the reserve account, based on an assessment of performance as reviewed and approved by the Committee, may then be awarded for the year in the form of executive incentive awards. Individual awards are based on individual, operating unit and corporate performance and vary from executive to executive. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers (generally the four most highly compensated officers other than the Chief Executive Officer). "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first eleven months of the year.

  In 1997, the Company did not achieve the level of ROE necessary to generate a credit to the EIP reserve fund. However, a balance was available in the reserve fund from prior years from which awards could be granted and, based on its assessment of many other positive elements of the Company's performance for 1997, as discussed below, the Committee approved awards of $7,060,000 under the EIP to 154 executives. Of these, no awards were made to the CEO or other officers included in the Summary Compensation Table, except for James Shattuck. Mr. Shattuck, who was included in the Summary Compensation Table for the first time in 1997, received an EIP award for 1997 and a retention stock award in the amount of 1,700 shares on January 29, 1998, the value of which, in the aggregate, was substantially lower than his EIP award for 1996. The 1997

EIP awards to executives at Overnite Transportation Company were increased over their 1996 awards, reflecting Overnite's improved performance in 1997. The EIP awards in 1997, other than for Overnite, averaged less than 38% of the comparable awards in 1996, and were consistent with the Committee's assessment of award levels warranted given the Company's financial performance, as balanced against the accomplishments and difficulties encountered.

Long-Term Compensation

  The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options and retention stock awards.

  Stock Options. Stock options are the key element in the Company's long-term compensation program. The magnitude of stock option awards is based on the executive's position, experience and performance without giving particular weight to any one factor. The number of options currently held by an executive was not a factor in any award granted in 1998. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to ten years from the date of grant. To assure that stock awards continue to align executive and shareholder interests, the Company maintains guidelines for executive stock ownership levels and has communicated to executives its expectation that they achieve and maintain a specific minimum amount of stock ownership ranging from one times salary to three to seven times salary for senior executives. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock 100% of the profit upon exercise of options, net of taxes and cost of exercise.

  Retention Stock. Retention stock grants to executives consist of shares that are subject to forfeiture if the executive terminates employment before the minimum three-year retention period lapses or, in some cases, if certain performance targets are not met. Awards of retention stock are directed towards retention of executives, incentive for long-term performance and alignment of executive interests with other shareholders of the Company.

  Within the basic framework of the Company's long-term compensation philosophy, in 1996 the Committee implemented a Long Term Performance Plan
(LTPP) for all
executives and approximately 350 non-executives responsible for key business results. The LTPP was designed to provide an incentive to participants to increase shareholder value. Participants were awarded a three-year stock option grant at an exercise price of $56.50 vesting pro-rata in January of 1998, 1999 and 2000. In addition, participants received retention stock grants equal to 35% of the number of shares covered by the stock option which vest if the stock price targets and in some cases certain operating unit goals are achieved and continued employment requirements described below are met. Retention shares equal to 15% of the stock option grant are subject to a $72 per share target price for the Company's Common Stock; retention shares equal to 10% of the stock option grant are subject to an $82 target price; and retention shares equal to 10% of the stock option grant are subject to a $92 target price. Price levels must be sustained for 20 consecutive days on or before November 20, 2000 and participants must generally remain employed by the Company through November 20, 2000 in order to receive the shares.

  In lieu of the retention stock awards described above, the four most highly compensated executive officers for 1996, excluding the Chief Executive Officer at that time, received a grant of performance options generally equal to 50% of their three-year LTPP option grant. The grant comprises three installments, becoming exercisable on the later of November 20, 1997 and the date the Company achieves the stock price targets of $72, $82 and $92, respectively, for 20 consecutive days prior to November 20, 2000. Any performance option exercised on or before November 20, 2000 will result in the net shares issued being held by the Company and treated as retention shares, subject to forfeiture if the officer does not remain employed by the Company through November 20, 2000. Unless previously forfeited, all performance options will become exercisable on November 20, 2005, regardless of whether targets have been met.

  Based on the Common Stock price at the time the LTPP was instituted, shareholder value will increase an estimated $3.8 billion if the target of $72 per share is achieved, an estimated $6.25 billion if the $82 target is achieved and an estimated $8.7 billion if the $92 target is achieved.

CEO Compensation

  In 1997, the Company's most highly compensated officer was Richard K. Davidson, Chairman and Chief Executive Officer. Mr. Davidson's base salary was established by the Board of Directors in November 1996 based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals and data on competitive CEO compensation.

  During the January 1998 Board meeting all non-employee directors met in Executive Session to review the performance of the Chairman and CEO and the Company for the year as described under "Evaluation of the Chairman and CEO" on Page 15 of this Proxy Statement. Thereafter, the Committee met to determine the annual incentive awards for Mr. Davidson and other senior executives for 1997. The Committee took into consideration the Company's performance in 1997, including the matters described below, and the individual's performance, and approved incentive awards based on the factors previously outlined, with no specific weight given to any factor.

  Overall, the Company achieved earnings of $432 million, compared to $733 million from continuing operations in 1996, a decline of 41%. The Company's largest operating unit, the Railroad, posted earnings of $620 million, down 29% from 1996. The decline in profitability was attributable to increased costs and lost revenue resulting from traffic congestion and related service issues occurring during the latter part of the year. To counter these difficulties, the Railroad under Mr. Davidson's leadership embarked on an intensive service recovery program to eliminate the congestion and to restore service to customers. He restructured the organization to improve responsiveness. Initiatives were undertaken to acquire additional locomotive power and to hire and train additional train crews.

  In addition to the Company's financial targets, the Company's primary 1997 objectives were to proceed with the implementation of the merger of the SP into the Railroad and to restore Overnite to profitability. Despite financial and operational performance in 1997 below expectations, the Company made major progress in these other areas.

  The Railroad in early 1997 consolidated SP's administrative functions and during the year completed the integration of three of the four SP regions into the Railroad's Transportation Control System on or ahead of schedule. In addition, a number of major agreements between the Railroad and its labor unions were concluded to implement the merger with the SP, including a historic agreement establishing a "hub and spoke" concept for train service into and out of major terminal locations. This "hub and spoke" concept will streamline operations and allow for more efficient use of the Railroad's train crews. The Railroad expects to substantially complete integration of SP in 1999.

  In response to a series of severe accidents, the Railroad under Mr. Davidson's leadership launched a series of safety initiatives in cooperation with its labor unions and government officials. As a result of these initiatives and the Railroad's ongoing safety programs, most safety measures improved significantly with reportable injuries, lost work days and grade crossing accidents all declining in excess of 20% in 1997.

  Overnite Transportation Company executed a substantial turnaround in its operating results for 1997, achieving $24 million in net income before goodwill, compared to a net loss of $23 million before goodwill in 1996. This improvement was achieved through Overnite's focus on service, yield, cost controls and profitable revenue growth. Service improved to a consistent 95+% on-time delivery. Yield on less-than-truckload revenue grew 11% as Overnite focused on smaller account growth and improving profitability on large accounts. With better service and focus on profitable revenue, Overnite improved its operating ratio from 105% to 96.8% -- 8.2 points.

  Mr. Davidson also initiated and completed the restructuring of the Company's corporate offices to improve efficiency and responsiveness of corporate staff functions. The restructuring included reducing the headcount of the corporate offices by 25% and relocating the offices from Bethlehem, Pennsylvania to Dallas, Texas.

  At the close of 1997, Mr. Davidson, in consultation with the other senior executives of the Company, recommended that the Committee forego awarding annual incentive payments to himself and to the other most highly compensated executives. The Committee thoroughly reviewed the Company's performance during 1997 and in keeping with its basic philosophy of pay for performance, made no awards to these individuals (except for a substantially reduced award to Mr. Shattuck as previously described). The Committee expects that if the Company returns to its previous levels of profitability and growth in 1998, annual incentive payments to Mr. Davidson and other executives will be made at levels consistent with prior years.

                               The Compensation and Benefits Committee

                                      E. Virgil Conway, Chair
                                      Robert P. Bauman
                                      Richard B. Cheney
                                      William H. Gray, III
                                      Thomas A. Reynolds, Jr.
                                      James D. Robinson, III
                                      Richard D. Simmons

SUMMARY COMPENSATION TABLE

  The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                          LONG-
                                                    TERM COMPENSATION
                                                  ----------------------
                                 ANNUAL COMPENSATION               AWARDS        PAYOUTS
                     -----------------------------------------------------------------------------
                                                     OTHER
                                                    ANNUAL   RESTRICTED                  ALL OTHER
        NAME AND                                    COMPEN-    STOCK    OPTIONS/  LTIP    COMPEN-
   PRINCIPAL POSITION     YEAR  SALARY    BONUS    SATION(A) AWARDS(B)  SARS(C)  PAYOUTS SATION(D)
--------------------------------------------------------------------------------------------------

Richard K. Davidson       1997 $800,001 $        0 $100,883  $        0       0   $   0  $ 60,320
 Chairman and CEO         1996  700,000  1,075,000   87,984      79,100 843,500       0    35,492
                          1995  625,000    900,000   64,234           0 130,283       0    30,291
Jerry R. Davis            1997  600,000          0      481           0       0       0   449,869
 President and COO        1996  600,000    560,000        0           0 270,000       0   204,500
 of the Railroad(e)       1995  488,889    840,000        0           0       0       0   162,096
L. White Matthews, III    1997  475,003          0      232           0       0       0    36,943
 Executive Vice           1996  430,000    721,000    4,766           0 270,000       0    19,000
 President-Finance        1995  415,000    627,000    6,870           0       0       0    18,283
Carl W. von Bernuth       1997  360,000          0      148           0       0       0    34,670
 Senior Vice President,   1996  345,000    612,000      150           0 202,500       0    16,480
 General Counsel          1995  330,000    532,000    5,457           0       0       0    15,148
 and Secretary
James A. Shattuck         1997  281,088     60,000       94           0       0       0    16,063
 Executive Vice           1996  272,508    250,000       95   1,512,787  76,500       0    14,980
 President-Marketing and  1995  250,008    231,000    3,017     935,077       0       0    13,370
 Sales of the Railroad

---------
(a) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest on deferred compensation and certain personal benefits, including the following: for Mr. Davidson in 1997, 1996 and 1995-use of corporate transportation $52,230, $42,269 and $27,488, respectively, and tax and financial counseling services $43,730, $35,865, and $26,736, respectively. Other Annual Compensation below disclosure thresholds has been omitted.
(b) Aggregate restricted stock holdings and the value thereof as of December 31, 1997: Mr. Davidson, 46,016 shares, $2,881,752; Mr. Matthews, 44,616 shares, $2,794,077;

   and Mr. Shattuck, 41,647 shares, $2,608,143. 44,616 of Mr. Davidson's shares and all of Mr. Matthews' shares are succession related grants. Dividends on the succession related grants and 14,872 of Mr. Shattuck's retention shares accumulate but will not be paid to the individuals until the lapse of the restricted periods and will be subject to forfeiture if service requirements are not met. Dividends on the remainder of Mr. Davidson's shares will be paid at the same rate and time as dividends on all other shares of Common Stock and on the remainder of Mr. Shattuck's shares will be forfeited until such time as related performance criteria are met.
(c) Amounts for 1996 represent three-year grants awarded in November 1996. For a description of these grants, see "Report on Executive Compensation-Long Term Compensation".
(d) All Other Compensation consists of Company-matched thrift plan contributions (Mr. Davidson $24,000, Mr. Davis $21,800, Mr. Matthews $14,250, Mr. von Bernuth $10,800, and Mr. Shatttuck $8,433 in 1997), life insurance premiums in 1997 (Mr. Davidson $17,870, Mr. Davis $28,069, Mr. Matthews $7,153, Mr. von Bernuth $6,370 and Mr. Shattuck $7,630) and the value of Company-owned vehicles transferred to certain officers on termination of the Company-provided vehicle program in September 1997 (Mr. Davidson $18,450, Mr. Matthews $15,540 and Mr. von Bernuth $17,500). The amounts for Mr. Davis represent portions of a home purchase loan forgiven by the Company in 1997 ($400,000) and 1996 ($200,000) in accordance with his relocation contract and moving expenses of $122,500 in 1995.
(e) Mr. Davis served as President and CEO of SP in 1995 and in 1996 through September 11, and as President, Southern Pacific Rail Operations of the Railroad from September 12, 1996 until November 6, 1996.
---------

  The Company has assumed and amended an employment contract between Mr. Davis and SP providing certain terms for his employment through March 1, 1998, including an annual salary of $600,000. Mr. Davis has agreed not to engage in any business if such business competes with the Company for a period of three years after his termination of employment for cause or by resignation. The employment contract also provided for certain loan arrangements described in "Certain Relationships and Related Transactions-Indebtedness of Management".

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the direct beneficial ownership of the Company's Common Stock as of February 6, 1998 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                          NUMBER OF
                                            SHARES
                                         BENEFICIALLY                             PERCENT OF
            NAME                          OWNED (A)                                 CLASS
            ----                         ------------                             ----------
   Richard K. Davidson                     960,773                                  0.39%
   Jerry R. Davis                           68,112                                  0.03%
   L. White Matthews, III                  537,843                                  0.22%
   Carl W. von Bernuth                     368,238                                  0.15%
   James A. Shattuck                       166,387                                  0.07%

---------

(a) Included in the number of shares beneficially owned by Messrs. Davidson, Davis, Matthews, von Bernuth and Shattuck are 776,918, 60,000, 394,579, 333,343 and 71,607 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Also included in the number of shares owned by Messrs. Davidson, Matthews and Shattuck are 46,016, 44,616 and 43,347 restricted shares, respectively, awarded under the 1993 Stock Option and Retention Stock Plan.
---------

OPTION/SAR GRANTS TABLE

  The following table sets forth information concerning individual grants of stock options during 1997 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                             INDIVIDUAL GRANTS
                        -----------------------------------------------------------
                        NUMBER OF SECURI- % OF TOTAL
                         TIES UNDERLYING   OPTIONS/
                            OPTIONS/         SARS    EXERCISE            GRANT DATE
                              SARS        GRANTED TO OR BASE  EXPIRATION  PRESENT
   NAME                      GRANTED      EMPLOYEES   PRICE      DATE      VALUE
   ----                 ----------------- ---------- -------- ---------- ----------
Richard K. Davidson              0             0%      --        --         --
Jerry R. Davis                   0             0%      --        --         --
L. White Matthews, III           0             0%      --        --         --
Carl W. von Bernuth              0             0%      --        --         --
James A. Shattuck                0             0%      --        --         --

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  The following table sets forth individual exercises of stock options during 1997 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                 NUMBER OF
                                                SECURITIES
                                                UNDERLYING       VALUE OF
                                                UNEXERCISED    IN-THE-MONEY
                                              OPTIONS/SARS AT OPTIONS/SARS AT
                                                 YEAR-END        YEAR-END
                          SHARES              --------------- ---------------
                        ACQUIRED ON   VALUE    EXERCISABLE/    EXERCISABLE/
  NAME                   EXERCISE   REALIZED   UNEXERCISABLE   UNEXERCISABLE
  ----                  ----------- --------- --------------- ---------------
Richard K. Davidson       17,844    $ 528,941     589,418       $15,904,930
                                                  843,500         5,166,438
Jerry R. Davis                 0            0           0                 0
                                                  270,000         1,653,750
L. White Matthews, III    26,774      873,368     334,579         9,459,806
                                                  270,000         1,653,750
Carl W. von Bernuth            0            0     288,343         8,511,069
                                                  202,500         1,240,313
James A. Shattuck         62,446    2,155,271      46,107         1,178,980
                                                  103,275           468,563

DEFINED BENEFIT PLANS

  Pensions for non-agreement employees of the Company, the Railroad and Union Pacific Technologies are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings). Regular compensation for this purpose is the aggregate amount reflected in the salary and bonus columns of the Summary Compensation Table.

  The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Internal Revenue Code of 1986, as amended (the
Code), and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Davis, Matthews, von Bernuth and Shattuck have accrued benefits under the Supplemental Plan.

  The credited years of service for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows:
Mr. Davidson 37, Mr. Davis 35, Mr. Matthews 21, Mr. von Bernuth 18 and Mr. Shattuck 37.

  The Company has purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

  The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                      PENSION PLAN TABLE
  FINAL     -----------------------------------------------------------------------
 AVERAGE    15 YEARS OF 20 YEARS OF 25 YEARS OF 30 YEARS OF 35 YEARS OF 40 YEARS OF
 EARNINGS   EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT
----------  ----------- ----------- ----------- ----------- ----------- -----------
$  400,000   $ 97,600    $130,140    $162,670    $ 195,170   $ 214,360   $ 233,560
   600,000    147,610     196,820     246,020      295,170     324,360     353,560
   800,000    197,620     263,500     329,370      395,170     434,360     473,560
 1,000,000    247,630     330,180     412,720      495,170     544,360     593,560
 1,200,000    297,640     396,860     496,070      595,170     654,360     713,560
 1,400,000    347,650     463,540     579,420      695,170     764,360     833,560
 1,600,000    397,660     530,220     662,770      795,170     874,360     953,560
 1,800,000    447,670     596,900     746,120      895,170     984,360   1,073,560
 2,000,000    497,680     663,580     829,470      995,170   1,094,360   1,193,560
 2,200,000    547,690     730,260     912,820    1,095,170   1,204,360   1,313,560
 2,400,000    597,700     796,260     966,170    1,195,170   1,314,360   1,433,560

  The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with a 50% surviving spouse's benefit and reflect offsets for Social Security. The benefits would be somewhat lower if applicable Railroad Retirement offsets are considered.

FIVE-YEAR PERFORMANCE COMPARISON

  The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation, Burlington Northern, Inc. (BNI), and Santa Fe Pacific Corporation (SFP) (after September 1995, BNI and SFP were merged to form Burlington Northern Santa Fe Corporation). In addition, until the Third Quarter of 1996, when the Company's oil, gas and mineral operations were spun off, the peer group also included the following companies: Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe).

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          UPC, S&P 500 AND PEER GROUP





LOGO
[CHART APPEARS HERE]

                 (2) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 1998 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2.

                                OTHER BUSINESS

  The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                   Carl W. von Bernuth
                                                   Senior Vice President,
                                                   General Counsel and
                                                    Secretary

ANY SECURITY HOLDER WISHING TO RECEIVE, WITHOUT CHARGE, A COPY OF UNION PACIFIC'S 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE COMPANY'S REPORT, "COMMITMENT TO WORKPLACE DIVERSITY", SHOULD WRITE TO SECRETARY, UNION PACIFIC CORPORATION, 1717 MAIN STREET, SUITE 5900, DALLAS, TX 75201-4605

                    [LOGO FOR RECYCLED PAPER APPEARS HERE]

[LOGO OF UNION
PACIFIC CORPORATION]                 PROXY
  1717 Main Street      SOLICITED BY BOARD OF DIRECTORS
     Suite 5900          ANNUAL MEETING April 17, 1998
  Dallas, TX 75201           SALT LAKE CITY, UTAH
P
R The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH,
O and each of them, as Proxies, each with the power to appoint a substitute, and X hereby authorizes them to represent and to vote all the shares of stock of Y UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the
  Annual Meeting of Shareholders to be held on April 17, 1998 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

  If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors and FOR proposal 2. The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposal 2.

  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------


                           UNION PACIFIC CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS-                                   For Withhold For All
   Nominees: P.F. Anschutz, R.P. Bauman, R.K. Davidson,     All    All   Except
             S.F. Eccles, E.T. Gerry, Jr., W.H. Gray, III,  [ ]    [ ]     [ ]
             J.R. Hope, R.J. Mahoney, J. R. Meyer,
             R.D. Simmons

----------------------------------------------------------
(Except nominee(s) written above.)

                                                            For  Against Abstain
2. Ratify appointment of Deloitte & Touche as               [ ]    [ ]     [ ]
   independent auditors.

The Undersigned acknowledges receipt of the Notices of Annual Meeting of Shareholders and of the Proxy Statement.


                                       Dated:                             , 1998
                                             -----------------------------

                                       Signature(s)
                                                   ----------------------------

                                       ----------------------------------------
                                       Please sign exactly as name appears.
                                       Joint owners should each sign personally.
                                       Where applicable, indicate your official position or representative capacity.

--------------------------------------------------------------------------------

UNION PACIFIC                               CONFIDENTIAL VOTING INSTRUCTIONS FOR
CORPORATION                                 ANNUAL MEETING APRIL 17, 1998

to the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 6, 1998, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the annual Meeting of Shareholders to be held on April 17, 1998 or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the Meeting. This card when properly executed will be voted in the manner described herein. If no direction is made, the shares allocated to your account will be voted FOR all nominees in the election of Directors and FOR proposal 2. If you do not return your card, the shares allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted. If you have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, you may contact Harris Trust & Savings Bank at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (UPTP)
Union Pacific Resources Group Inc. Employees' Thrift Plan (RSTP)
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (UPAT) Union Pacific Fruit Express Company Agreement Employee 401(k)
   Retirement Thrift Plan (UPFE)
Skyway Retirement Savings Plan (SRSP)
Southern Pacific Rail Corporation Thrift Plan (SPTP)
Chicago and North Western Railway PS and Retirement Savings Program (CNWP) Union Pacific Corporation Thrift Plan PAYSOP (UPSP)
Union Pacific Corporation Employee Stock Ownership Plan (TRASOP)(USOP)

                                   (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------




                           UNION PACIFIC CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN THE ELECTION OF DIRECTOR AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS--
   Nominees:  P.F. Anschutz, R.P. Bauman, R.K. Davidson,
              S.F. Eccles, E.T. Gerry, Jr., W.H. Gray, III,
              J.R. Hope, R.J. Mahoney, J.R. Meyer,
              R.D. Simmons


   --------------------------------------------------------
   (Except nominee(s) written above.)


              For    Withhold    For All
              All      All       Except

              [ ]      [ ]         [ ]

2. Ratify appointment of Deloitte & Touche as independent auditors.

              For    Against     Abstain
              [ ]      [ ]         [ ]




                                  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.



                                  Dated:                                , 1998
                                        --------------------------------

                                  Signature
                                           -----------------------------------


                                  --------------------------------------------
                                  Please sign exactly as name appears.